Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 18, 2010, is entered into by and between Questar Market Resources, Inc., a Utah corporation (“QMR”), and QEP Resources, Inc., a Delaware corporation (“QEP” and, together with QMR, the “Constituent Entities”).

RECITALS:

1.

QEP is a corporation duly organized and existing under the laws of the State of Delaware.  The total number of shares of all classes of stock which QEP is authorized to issue is 3,000, consisting of 3,000 shares of common stock, par value $0.01 per share (“QEP Common Stock”).  At the Effective Time (as defined below), QEP will be authorized to issue 510,000,000 shares of capital stock, consisting of 500,000,000 million shares of QEP Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share.  As of the date hereof, 1 share of QEP Common Stock is issued and outstanding and held by QMR (the “QEP Sole Stockholder”).

2.

QMR is a corporation duly organized and existing under the laws of the State of Utah.  The total number of shares of all classes of stock which QMR is authorized to issue is 25,000,000, consisting of 25,000,000 shares of common stock, par value $1.00 per share (“QMR Common Stock”).  As of the date hereof, 4,309,427 shares of QMR Common Stock are issued and outstanding, all of which are held by Questar Corporation, a Utah corporation (the “QMR Sole Stockholder”).

3.

The Board of Directors of each Constituent Entity has determined that, for the purpose of effecting the reincorporation of QMR in the State of Delaware, it is advisable and in the best interests of such Constituent Entity and its respective stockholder that QMR merge with and into QEP upon the terms and conditions herein provided.

4.

For Federal income tax purposes, the Merger (as defined below) is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and the Agreement is intended to a plan of reorganization as defined in Treasury Regulations section 1.368-2(g).

5.

The Board of Directors of each Constituent Entity has approved this Agreement.

6.

This Agreement will be submitted to each of the QMR Sole Stockholder and QEP Sole Stockholder for adoption thereby.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, QEP and QMR hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

ARTICLE I.
MERGER

Section 1.1

Merger.  In accordance with the provisions of this Agreement, the General Corporation Law of the State of Delaware (the “DGCL”) and the Utah Revised Business Corporation Act (the “Utah Act”), QMR shall be merged with and into QEP (the “Merger”), the separate existence of QMR shall cease and QEP shall survive the Merger and shall continue to be governed by the laws of the State of Delaware, and QEP shall be, and is herein sometimes referred to as the “Surviving Corporation,” and the name of the Surviving Corporation shall be QEP Resources, Inc..

Section 1.2

Filing and Effectiveness.  The Merger shall become effective when the following actions shall have been completed, or at such later time as may be provided for in the Certificate of Merger and Articles of Merger referred to below:

(a)

This Agreement and the Merger shall have been adopted and approved by the QMR Sole Stockholder in accordance with the requirements of the Utah Act;

(b)

This Agreement and the Merger shall have been adopted by the QEP Sole Stockholder in accordance with the requirements of the DGCL and certificate of incorporation and bylaws of QEP;

(c)

All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof;

(d)

An executed Certificate of Merger in the form of Exhibit A attached hereto shall have been filed with the Secretary of State of the State of Delaware; and

(e)

Executed Articles of Merger in the form of Exhibit B attached hereto shall have been filed with the Utah Department of Commerce, Division of Corporations and Commercial Code.

The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Time.”

Section 1.3

Effect of the Merger.  At the Effective Time, the separate existence of QMR shall cease, and QEP, as the Surviving Corporation, shall (a) continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time, (b) be subject to all actions previously taken by its and QMR’s Boards of Directors, (c) succeed, without other transfer, to all of the assets, rights, powers and property of QMR in the manner as more fully set forth in Section 259 of the DGCL, (d) continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Time and (e) succeed, without other transfer, to all of the debts, liabilities and obligations of QMR in the same manner as if QEP had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the Utah Act.

ARTICLE II.
CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

Section 2.1

Certificate of Incorporation.  In connection with the Merger, the Certificate of Incorporation of QEP as in effect immediately prior to the Effective Time will be amended in its entirety, in the form of Exhibit C attached hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation and continue in full force and effect as the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

Section 2.2

Bylaws.  In connection with the Merger, the Bylaws of QEP as in effect immediately prior to the Effective Time will be amended and restated, in the form of Exhibit D attached hereto, and, as so amended and restated, shall be the bylaws of the Surviving Corporation and continue in full force and effect as the bylaws of the Surviving Corporation until duly amended in accordance with the provisions of the certificate of incorporation of the Surviving Corporation, such bylaws and applicable law.

Section 2.3

Directors and Officers.  At the Effective Time, the persons listed on Exhibit E attached hereto will become the directors and officers of the Surviving Corporation, and such persons shall serve in such capacities until their respective successors shall have been duly elected and qualified or until as otherwise provided by law, the certificate of incorporation of the Surviving Corporation or the bylaws of the Surviving Corporation.

ARTICLE III.
MANNER OF CONVERSION OF STOCK

Section 3.1

QMR Common Stock.  At the Effective Time, each share of QMR Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Entities, the holder of such shares or any other person, be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 3.2

QEP Common Stock.  At the Effective Time, each share of QEP Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by QEP, the holder of such shares or any other person, be canceled without consideration and returned to the status of authorized but unissued shares.

ARTICLE IV.
GENERAL

Section 4.1

Further Assurances.  From time to time, as and when required by QEP or by its successors or assigns, there shall be executed and delivered on behalf of QMR such deeds and other instruments, and there shall be taken or caused to be taken by each Constituent Entity such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by QEP the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of QMR and otherwise to carry out the purposes of this Agreement, and the officers and directors of QEP are fully authorized in the name and on behalf of QMR or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

Section 4.2

Abandonment.  At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Boards of Directors of QMR and QEP, notwithstanding the approval of this Agreement by the QMR Sole Stockholder or the QEP Sole Stockholder.

Section 4.3

Registered Office. The registered office of the Surviving Corporation in the State of Delaware will be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, and The Corporation Trust Corporation will be the registered agent of the Surviving Corporation at such address.

Section 4.4

Agreement.  Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 1050 17th Street, Suite 500, Denver CO 80265, and copies thereof will be furnished to any shareholder of either Constituent Entity, upon request and without cost.

Section 4.5

Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the Utah Act.

Section 4.6

Counterparts.  In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

QUESTAR MARKET RESOURCES, INC.

By:  /s/ Jay B. Neese

        Name: Jay B. Neese

        Title: Executive Vice President

QEP RESOURCES, INC.

By:  /s/ Charles B. Stanley

        Name: Charles B. Stanley

        Title: President and Chief Executive Officer

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